EXHIBIT (12)

Republic Bancorp Inc.
Calculations of Ratios of Earnings to Combined Fixed Charges and Dividends on Trust
Preferred Securities and Preferred Stock of Subsidiary

	Three Months Ended				Six Months Ended
(in thousands)	June 30,				June 30,

	2003		2002		2003		2002

Including Interest on Deposits:
Fixed charges:
Total interest expense	$29,902		$33,815		$60,052		$69,688
Interest portion of rent expense	185		184		381		368
Dividends on trust preferred securities and preferred stock of subsidiary	1,075		1,755		2,150		3,511

Fixed charges including interest on deposits	$31,162		$35,754		$62,583		$73,567

Earnings:
Net income	$15,158		$14,534		$30,311		$28,652
Income taxes	6,503		6,487		13,354		12,655
Fixed charges, as above	31,162		35,754		62,583		73,567

Earnings for purposes of calculation	$52,823		$56,775		$106,248		$114,874

Ratio of earnings to combined fixed charges and dividends on trust preferred securities and preferred stock of subsidiary including interest on deposits	1.70	x	1.59	x	1.70	x	1.56
Excluding Interest on Deposits:
Fixed charges:
Total interest expense excluding interest on deposits	$15,470		$14,751		$30,126		$29,984
Interest portion of rent expense	185		184		381		368
Dividends on trust preferred securities and preferred stock of subsidiary	1,075		1,755		2,150		3,511

Fixed charges excluding interest on deposits	$16,730		$16,690		$32,657		$33,863

Earnings:
Net income	$15,158		$14,534		$30,311		$28,652
Income taxes	6,503		6,487		13,354		12,655
Fixed charges, as above	16,730		16,690		32,657		33,863

Earnings for purposes of calculation	$38,391		$37,711		$76,322		$75,170

Ratio of earnings to combined fixed charges and dividends on trust preferred securities and preferred stock of stock of subsidiary excluding interest on deposits	2.29	x	2.26	x	2.34	x	2.22	x

EXHIBIT (12)

Republic Bancorp Inc.
Calculations of Ratios of Earnings to Combined Fixed Charges

	Three Months Ended				Six Months Ended
(in thousands)	June 30,				June 30,

	2003		2002		2003		2002

Including Interest on Deposits:
Fixed charges:
Total interest expense	$29,902		$33,815		$60,052		$69,688
Interest portion of rent expense	185		184		381		368

Fixed charges including interest on deposits	$30,087		$33,999		$60,433		$70,056

Earnings:
Net income	$15,158		$14,534		$30,311		$28,652
Income taxes	6,503		6,487		13,354		12,655
Fixed charges, as above	30,087		33,999		60,433		70,056

Earnings for purposes of calculation	$51,748		$55,020		$104,098		$111,363

Ratio of earnings to combined fixed charges including interest on deposits	1.72	x	1.62	x	1.72	x	1.59	x
Excluding Interest on Deposits:
Fixed charges:
Total interest expense excluding interest on deposits	$15,470		$14,751		$30,126		$29,984
Interest portion of rent expense	185		184		381		368

Fixed charges excluding interest on deposits	$15,655		$14,935		$30,507		$30,352

Earnings:
Net income	$15,158		$14,534		$30,311		$28,652
Income taxes	6,503		6,487		13,354		12,655
Fixed charges, as above	15,655		14,935		30,507		30,352

Earnings for purposes of calculation	$37,316		$35,956		$74,172		$71,659

Ratio of earnings to combined fixed charges excluding interest on deposits	2.38	x	2.41	x	2.43	x	2.36	x